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EXHIBIT 12.2  STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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                                            Three Months                 Year Ended December 31
                                               Ended
                                              March 31
                                                2001       2000      1999       1998      1997    1996
                                         --------------------------------------------------------------------
                                                              (in millions, except ratios)
Earnings

Income (Loss) Before Income Taxes             $225.5      $  865.6  $(165.5)  $  920.2  $  916.7  $567.8
Fixed Charges                                   46.2         197.1    155.2      138.3     101.1    71.9
                                              ------      --------  -------   --------  --------  ------
Adjusted Earnings                             $271.7      $1,062.7  $ (10.3)  $1,058.5  $1,017.8  $639.7
                                              ======      ========  =======   ========  ========  ======


Combined Fixed Charges and Preferred
      Stock Dividends

Interest and Debt Expense                     $ 42.8      $  181.8  $ 137.8   $  119.9  $   84.9  $ 58.5
Amortization of Deferred Debt Costs              0.5           2.4      2.4        3.3       0.7       -
Portion of Rents Deemed
      Representative of Interest (a)             2.9          12.9     15.0       15.1      15.5    13.4
Preferred Stock Dividends                          -             -        -        2.9      19.5    19.5
                                              ------      --------  -------   --------  --------  ------
Total Combined Fixed Charges and
      Preferred Stock Dividends               $ 46.2      $  197.1  $ 155.2   $  141.2  $  120.6  $ 91.4
                                              ======      ========  =======   ========  ========  ======

Ratio of Earnings to Combined
      Fixed Charges and Preferred Stock
      Dividends                                  5.9           5.4     (0.1)       7.5       8.4     7.0
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(a) Generally deemed to be one-third of rental expense.